Exhibit 10(a)
ETR Consolidated
3/31/03
Common Stock	2,482
Paid In Capital	4,674,510
Retained Earnings	4,255,378
Accum. Other comp. income	(35,525)
Less Treasury Stk	(654,748)
Common Equity	8,242,097

Preferred-w sink	22,077
Preferred-w/o sink	334,337
QUIPS	215,000
Total Prefered	571,414

Long-Term Debt	7,255,182
L-T Cap Leases	159,068
Current Cap Leases	154,054
Current L-T debt	559,896
Notes Payable	60,351
Total Debt	8,188,551

Total Cap	17,002,062

Equity	48.5%
Preferred	3.4%
Debt	48.2%
100.0%